                                                           EXECUTION COUNTERPART




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                            364-DAY CREDIT AGREEMENT

                                   dated as of

                                November 4, 1999

                                     between

                                HARTE-HANKS, INC.

                            The LENDERS Party Hereto

                                       and

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent

                                 --------------

                                  $100,000,000

                                 --------------

                             CHASE SECURITIES INC.,
                        as Lead Arranger and Book Manager



================================================================================

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
                                                         ARTICLE I

                                                        DEFINITIONS

       SECTION 1.01.  Defined Terms..............................................................................28
       SECTION 1.02.  Classification of Loans and Borrowings.....................................................38
       SECTION 1.03.  Terms Generally............................................................................39
       SECTION 1.04.  Accounting Terms; GAAP.....................................................................39

                                                        ARTICLE II

                                                        THE CREDITS

       SECTION 2.01.  The Commitments............................................................................39
       SECTION 2.02.  Loans and Borrowings.......................................................................39
       SECTION 2.03.  Requests for Syndicated Borrowings.........................................................40
       SECTION 2.04.  Competitive Bid Procedure..................................................................41
       SECTION 2.05.  Intentionally Left Blank...................................................................42
       SECTION 2.06.  Funding of Borrowings......................................................................42
       SECTION 2.07.  Interest Elections.........................................................................43
       SECTION 2.08.  Termination and Reduction of the Commitments...............................................44
       SECTION 2.09.  Repayment of Loans; Conversion of Revolving Loans to Term Loans; Evidence of Debt..........44
       SECTION 2.10.  Extension of Commitment Termination Date...................................................46
       SECTION 2.11.  Prepayment of Loans........................................................................47
       SECTION 2.12.  Fees.......................................................................................47
       SECTION 2.13.  Interest...................................................................................48
       SECTION 2.14.  Alternate Rate of Interest.................................................................48
       SECTION 2.15.  Increased Costs............................................................................49
       SECTION 2.16.  Break Funding Payments.....................................................................50
       SECTION 2.17.  Taxes......................................................................................50
       SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs................................51
       SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.............................................52

                                                        ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES

       SECTION 3.01.  Organization; Powers.......................................................................53



       SECTION 3.02.  Authorization; Enforceability..............................................................53
       SECTION 3.03.  Governmental Approvals; No Conflicts.......................................................53
       SECTION 3.04.  Financial Condition; No Material Adverse Change............................................54
       SECTION 3.05.  Properties.................................................................................54
       SECTION 3.06.  Litigation and Environmental Matters.......................................................55
       SECTION 3.07.  Compliance with Laws and Agreements........................................................55
       SECTION 3.08.  Investment and Holding Company Status......................................................55
       SECTION 3.09.  Taxes......................................................................................55
       SECTION 3.10.  ERISA......................................................................................55
       SECTION 3.11.  Disclosure.................................................................................55
       SECTION 3.12.  Use of Credit..............................................................................56
       SECTION 3.13.  Material Agreements and Liens..............................................................56
       SECTION 3.14.  Subsidiaries...............................................................................56

                                                        ARTICLE IV

                                                        CONDITIONS

       SECTION 4.01.  Effective Date.............................................................................56
       SECTION 4.02.  Each Credit Event..........................................................................57

                                                         ARTICLE V

                                                   AFFIRMATIVE COVENANTS

       SECTION 5.01.  Financial Statements and Other Information.................................................58
       SECTION 5.02.  Notices of Material Events.................................................................59
       SECTION 5.03.  Existence; Conduct of Business.............................................................59
       SECTION 5.04.  Payment of Obligations.....................................................................59
       SECTION 5.05.  Maintenance of Properties; Insurance.......................................................59
       SECTION 5.06.  Books and Records; Inspection Rights.......................................................60
       SECTION 5.07.  Compliance with Laws.......................................................................60


                                                        ARTICLE VI

                                                    NEGATIVE COVENANTS

       SECTION 6.01.  Liens......................................................................................60
       SECTION 6.02.  Fundamental Changes........................................................................61
       SECTION 6.03.  Sale and Leasebacks........................................................................61
       SECTION 6.04.  Transactions with Affiliates...............................................................62
       SECTION 6.05.  Certain Financial Covenants................................................................62

                                                        ARTICLE VII

                                           EVENTS OF DEFAULT.....................................................62


                                                       ARTICLE VIII

                                    THE ADMINISTRATIVE AGENT.....................................................64


                                                        ARTICLE IX

                                                       MISCELLANEOUS

       SECTION 9.01.  Notices....................................................................................66
       SECTION 9.02.  Waivers; Amendments........................................................................66
       SECTION 9.03.  Expenses; Indemnity; Damage Waiver.........................................................67
       SECTION 9.04.  Successors and Assigns.....................................................................68
       SECTION 9.05.  Survival...................................................................................69
       SECTION 9.06.  Counterparts; Integration; Effectiveness...................................................70
       SECTION 9.07.  Severability...............................................................................70
       SECTION 9.08.  Right of Setoff............................................................................70
       SECTION 9.09.  Governing Law; Jurisdiction; Etc...........................................................70
       SECTION 9.10.  WAIVER OF JURY TRIAL.......................................................................71
       SECTION 9.11.  Headings...................................................................................71
       SECTION 9.12.  Treatment of Certain Information; Confidentiality..........................................71


SCHEDULE I        -   Commitments
SCHEDULE II       -   Material Agreements and Liens
SCHEDULE III      -   Litigation
SCHEDULE IV       -   Environmental Matters
SCHEDULE V        -   Subsidiaries

EXHIBIT A     -    Form of Assignment and Acceptance
EXHIBIT B     -    Form of Opinion of Counsel to the Borrower
EXHIBIT C     -    Form of Opinion of Special New York Counsel to Chase

                                   - xxvii -

                  364-DAY CREDIT AGREEMENT dated as of November 4, 1999, between HARTE-HANKS, INC., the LENDERS party hereto, and THE CHASE MANHATTAN BANK, as Administrative Agent.

                  The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) make loans to it in an aggregate principal amount not exceeding $100,000,000 at any one time outstanding. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:



ARTICLE                                                                       I
--------------------------------------------------------------------------------

DEFINITIONS
-----------

     SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

                  "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "Adjusted LIBO Rate" means, for the Interest Period for any Syndicated Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

                  "Administrative Agent" means Chase, in its capacity as administrative agent for the Lenders hereunder.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

                  "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the aggregate principal amount of the Syndicated Loans held by the Lenders or, if no Syndicated Loans are outstanding, the Commitments most recently in effect, giving effect to any assignments.

                  "Applicable Rate" means, for any day, with respect to any ABR Loan or Syndicated Eurodollar





                            364-Day Credit Agreement

Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread" or "Facility Fee Rate", respectively, based upon the Leverage Ratio as of the most recent determination date:


                                                 ABR                    Eurodollar                 Facility
          Leverage Ratio:                      Spread                     Spread                   Fee Rate
          ---------------                      ------                   ----------                 --------

             Category 1
          Less than 1.00x                      0.000%                     0.420%                    0.080%


             Category 2
 Equal to or greater than 1.00x but
    less than or equal to 1.75x                0.000%                     0.525%                    0.100%


             Category 3
         Greater than 1.75x                    0.000%                     0.750%                    0.125%



For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the Borrower's consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 3 (A) at any time that an Event of Default has occurred and is continuing and (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                  "Availability Period" means the period from and including the Effective Date to and including the Commitment Termination Date.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                  "Borrower" means Harte-Hanks, Inc., a Delaware corporation.

                  "Borrowing" means (a) all ABR Loans made, converted or continued on the same date or (b) all Syndicated Eurodollar Loans or Competitive Loans of the same Class and Type that have the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type). For purposes hereof, the date of a Syndicated Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

                            364-Day Credit Agreement

                  "Borrowing Request" means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03.

                  "Business Day" means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurodollar Loan, or to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

                  "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                  "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

                  "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                  "Chase" means The Chase Manhattan Bank.

                  "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Syndicated Loans or Competitive Loans.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitment" means, with respect to each Lender, the commitment of such Lender to make Syndicated Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $100,000,000.

                  "Commitment Termination Date" means the date 364 days from the Effective Date, subject to extension as provided in Section 2.10 (or, if such date is not a Business Day, the preceding Business Day).




                            364-Day Credit Agreement

                  "Competitive", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

                  "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

                  "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

                  "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
"Controlling" and "Controlled" have meanings correlative thereto.

                  "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Disclosed Matters" means the actions, suits and proceedings disclosed in Schedule III and the environmental matters disclosed in Schedule IV.

                  "Disposition" means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or any of its Subsidiaries) excluding (i) any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms and (ii) any loss or damage to, or any condemnation or taking of, any property.

                  "Dollars" or "$" refers to lawful money of the United States of America.

                  "EBITDA" means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) income (loss) from operations (calculated before Interest Expense, taxes, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus (b) depreciation, amortization and other non-cash charges (to the extent deducted in determining income from operations) for such period.

                  Notwithstanding the foregoing, if during any period for which EBITDA is being determined the Borrower or any of its Subsidiaries shall have consummated any acquisition (including the Ziff Acquisition) or shall have consummated any Disposition then, for all purposes of this Agreement, EBITDA shall be determined on a pro forma basis (taking into account adjustments for excess owner's compensation and other cost savings that have been determined in good faith by the Borrower to be achievable and that the Borrower has so demonstrated to the reasonable satisfaction of the Administrative Agent) as if such acquisition or such Disposition had been made or consummated on the first day of such period.

                  "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

                  "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees,



                            364-Day Credit Agreement
judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "Equity Rights" means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

                  "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or a Syndicated Borrowing, the Adjusted LIBO Rate, or (b) in the case of a Competitive Loan or a Competitive Borrowing, the LIBO Rate.

                  "Event of Default" has the meaning assigned to such term in
Article VII.

                  "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any


                            364-Day Credit Agreement

Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with Section 2.17(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

                  "Fixed Rate" means, with respect to any Competitive Loan (other than a Competitive Eurodollar Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid. When used in reference to any Loan or Borrowing, "Fixed Rate" refers to whether such Loan, or the Loans constituting such Borrowing, are Competitive Loans bearing interest at a Fixed Rate.

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "GAAP" means generally accepted accounting principles in the United States of America.

                  "Governmental Authority" means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or

                            364-Day Credit Agreement
wastes of any nature regulated pursuant to any Environmental Law.

                  "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money (or with respect to deposits or advances of any kind that have substantially the same effect as obligations for borrowed money), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Indemnified Taxes" means Taxes other than Excluded Taxes.

                  "Interest Coverage Ratio" means, as at any date of determination thereof, the ratio of (a) EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense for such period.

                  "Interest Election Request" means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.07.

                  "Interest Expense" means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period).

                  Notwithstanding the foregoing, if during any period for which Interest Expense is being determined the Borrower or any of its Subsidiaries shall have consummated any acquisition (including the Ziff Acquisition) or Disposition then, for all purposes of this Agreement, Interest Expense shall be determined on a pro forma basis as if such acquisition or Disposition (and any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such acquisition or repaid as a result of such Disposition) had been made or consummated (and such Indebtedness incurred or repaid) on the first day of such period.

                  "Interest Payment Date" means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurodollar Loan of more than three months' duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan,

                            364-Day Credit Agreement
the last day of the Interest Period therefor and, in the case of any Interest Period for a Fixed Rate Loan of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at 90-day intervals after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Loan.

                  "Interest Period" means:

                  (a) for any Syndicated Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request;

                  (b) for any Competitive Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three, six or nine months thereafter, as specified in the applicable Competitive Bid Request; and

                  (c) for any Fixed Rate Loan, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Loan and ending on the date specified in the applicable Competitive Bid Request;

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a Syndicated Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

                  "Lenders" means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

                  "Leverage Ratio" means, as at any date, the ratio of (a) Indebtedness of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) on such date to (b) EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date.

                  "LIBO Rate" means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                            364-Day Credit Agreement

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

                  "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

                  "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

                  "Margin Stock" means "margin stock" within the meaning of Regulations T, U and X of the Board.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, properties, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole,
(b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

                  "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

                  "Material Subsidiary" means any Subsidiary which (i) accounts for more than 5% of the total consolidated revenue of the Borrower and its Subsidiaries or (ii) represents more than 5% of the total consolidated assets of the Borrower and its Subsidiaries.

                  "Maturity Date" has the meaning set forth in Section 2.09(b).

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                  "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                  "Permitted Encumbrances" means:

                  (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with
         Section 5.04;

                            364-Day Credit Agreement

                  (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                  (d) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                  (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

                  (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Quarterly Dates" means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

                  "Register" has the meaning set forth in Section 9.04.

                  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Required Lenders" means, at any time, Lenders having Syndicated Loans and unused Commitments representing at least 51% of the sum of the total Syndicated Loans and unused Commitments at such time (provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to
Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in determining the Required Lenders). The "Required Lenders" of a particular Class of Loans means Lenders having Revolving Credit Exposures and unused Commitments of such Class representing at least 51% of the total Revolving Credit Exposures and unused Commitments of such Class at such time.

                  "Statutory Reserve Rate" means, for the Interest Period for any Syndicated Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the





                            364-Day Credit Agreement
number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

                  "Syndicated", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving or Term Loans or Borrowings (i.e. such Loan or Borrowing is not a Competitive Loan or Borrowing).

                  "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "Term Loan" has the meaning set forth in Section 2.09(b).

                  "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

                  "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  "Ziff Acquisition" means the transactions contemplated by the Ziff Acquisition Agreement.

                  "Ziff Acquisition Agreement" means the Purchase Agreement dated August 30, 1999, and as amended October 1, 1999, among the Borrower, ZD Inc. and ZD Holdings (Europe) Ltd.

SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Competitive Loan"), by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Competitive Eurodollar Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Competitive Borrowing"), by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Competitive Eurodollar Borrowing").


                            364-Day Credit Agreement

SECTION 1.03. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


ARTICLE                                                                      II
-------------------------------------------------------------------------------

THE CREDITS
-----------

SECTION 2.01. THE COMMITMENTS. Subject to the terms and conditions set forth herein, each Lender agrees to make Syndicated Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Syndicated Loans exceeding such Lender's Commitment or (b) the sum of the total Syndicated Loans plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Syndicated Loans.

                       SECTION 2.02. LOANS AND BORROWINGS.

                  (a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                  (b) Type of Loans. Subject to Section 2.14, (i) each Syndicated Borrowing shall be constituted entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be constituted entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may


                            364-Day Credit Agreement
request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                  (c) Minimum Amounts; Limitation on Number of Borrowings. Each Syndicated Eurodollar Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000. Each ABR Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Syndicated Eurodollar Borrowings outstanding.

                  (d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Syndicated Eurodollar Borrowing) any Borrowing prior to the Commitment Termination Date if the Interest Period requested therefor would end after the Commitment Termination Date.

               SECTION 2.03. REQUESTS FOR SYNDICATED BORROWINGS.

                  (a) Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone
(i) in the case of a Syndicated Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

                  (b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with
Section 2.02:

                  (i) the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business
         Day;

                  (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                  (iv) in the case of a Syndicated Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term "Interest Period" and permitted under Section 2.02(d); and

                  (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
         Section 2.06.

                  (c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                  (d) Failure to Elect. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested

                            364-Day Credit Agreement

Syndicated Eurodollar Borrowing, then the requested Borrowing shall be made instead as an ABR Borrowing.

                    SECTION 2.04. COMPETITIVE BID PROCEDURE.

                  (a) Requests for Bids by the Borrower. Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Syndicated Loans plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

                  (i) the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business
         Day;

                  (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

                  (iv) the Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period" and permitted under Section 2.02(d); and

                  (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
         Section 2.06.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

                  (b) Making of Bids by Lenders. Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Eurodollar Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be $5,000,000 or a larger multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and
(iii) the Interest Period for each such Loan and the last day thereof.


                            364-Day Credit Agreement

                  (c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

                  (d) Acceptance of Bids by the Borrower. Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurodollar Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided, that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (ii) or (iii) of this proviso, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) of this proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $5,000,000 or a larger multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) of the first proviso of this paragraph, such Competitive Loan may be in an amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause (iv) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

                  (e) Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

                  (f) Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph
(b) of this Section.

SECTION 2.05. INTENTIONALLY LEFT BLANK. This Section 2.05 has been intentionally left blank.

                      SECTION 2.06. FUNDING OF BORROWINGS.

                  (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request.

                  (b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have




                            364-Day Credit Agreement
received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or
(ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                        SECTION 2.07. INTEREST ELECTIONS.

                  (a) Elections by the Borrower for Syndicated Borrowings. The Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

                  (b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section
2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                  (c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period" and permitted under Section 2.02(d).

                            364-Day Credit Agreement

                  (d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Syndicated Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Syndicated Borrowing may be converted to or continued as a Syndicated Eurodollar Borrowing and (ii) unless repaid, each Syndicated Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

           SECTION 2.08. TERMINATION AND REDUCTION OF THE COMMITMENTS.

                  (a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate at the close of business on the Commitment Termination Date.

                  (b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that
(i) each reduction of the Commitments shall be in an amount that is $10,000,000 or a larger multiple of $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Syndicated Loans in accordance with Section 2.11, the sum of the total Syndicated Loans plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

                  (c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

                  (d) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

     SECTION 2.09. REPAYMENT OF LOANS; CONVERSION OF REVOLVING LOANS TO TERM
                            LOANS; EVIDENCE OF DEBT.

                  (a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:

                  (i) to the Administrative Agent for account of the Lenders, the then unpaid principal amount of the Syndicated Loans on the Commitment Termination Date, and

                  (ii) to the Administrative Agent for account of the respective Lender, the then unpaid principal amount of each Competitive Loan of such Lender on the last day of the Interest Period therefor.


                            364-Day Credit Agreement
provided that, to the extent a Borrower shall have elected to convert any portion of the outstanding Syndicated Loans into Term Loans pursuant to Section 2.09(b), such Term Loans shall mature (and such Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan) on the Maturity Date.

                  (b) Conversion to Term Loans. The Borrower may, by notice to the Administrative Agent not later than 11:00 a.m., New York City time, one Business Day prior to the Commitment Termination Date convert all Loans made to the Borrower that are outstanding on the Commitment Termination Date (including any Syndicated Loans made on the Commitment Termination Date) into term loans (each, a "Term Loan" and collectively, the "Term Loans"). Each Term Loan shall bear interest, until the payment in full thereof, at the rates provided for in
Section 2.13 and shall otherwise constitute a Syndicated Loan for all purposes of this Agreement. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the unpaid principal amount of the Term Loans made to such Borrower that are outstanding on the date (the "Maturity Date") that is one year after the Commitment Termination Date (or, if such date is not a Business Day, the next preceding Business Day).

                  (c) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first), and for these purposes, Competitive Loans shall be deemed to be in the same Class as Syndicated Loans. Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

                  (d) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (e) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender's share thereof.

                  (f) Effect of Entries. The entries made in the records maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                  (g) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a




                            364-Day Credit Agreement
registered note, to such payee and its registered assigns).

            SECTION 2.10. EXTENSION OF COMMITMENT TERMINATION DATE.

                  (a) Request for Extension. The Borrower may, by notice to the Administrative Agent, which shall promptly notify the Lenders, not less than 40 days and not more than 45 days prior to the Commitment Termination Date then in effect hereunder (the "Existing Commitment Termination Date"), request that the Lenders extend the Commitment Termination Date for an additional 364 days from the Consent Date (as defined below). Each Lender, acting in its sole discretion, shall, by notice to the Borrower and the Administrative Agent given on or before the date that is 30 days prior to the Existing Commitment Termination Date or, if such date is not a Business Day, the Business Day next succeeding such date (such date or Business Day, as the case may be, the "Consent Date"), advise the Borrower whether or not such Lender agrees to such extension; provided that each Lender that determines not to extend the Commitment Termination Date (a "Non-extending Lender") shall notify the Administrative Agent (which shall notify the Lenders) of such fact promptly after such determination (but in any event no later than the Consent Date) and any Lender that does not advise the Borrower on or before the Consent Date shall be deemed to be a Non-extending Lender; provided further that any such consent given before the Consent Date shall be revocable until the opening of business of the Administrative Agent on the Consent Date and any such consent given after, or not revoked before, the opening of business of the Administrative Agent on the Consent Date shall be irrevocable. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

                  (b) Replacement of Non-extending Lenders. The Borrower shall have the right on or before the Existing Commitment Termination Date to replace each Non-extending Lender with, and otherwise add to this Agreement, one or more other financial institutions (which may include any Lender, each prior to the Existing Commitment Termination Date an "Additional Commitment Lender") with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Existing Commitment Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender's Commitment hereunder on such date).

                  (c) Effectiveness of Extension. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend the Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders shall be at least 66-2/3% of the aggregate amount of the Commitments in effect immediately prior to the Consent Date, then, effective as of the Existing Commitment Termination Date, the Existing Commitment Termination Date shall be extended to the date falling 364 days after the Consent Date (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a "Lender" for all purposes of this Agreement.

                  Notwithstanding the foregoing, the extension of the Existing Commitment Termination Date shall not be effective with respect to any Lender unless:

                  (i) no Default shall have occurred and be continuing on each of the date of the notice requesting such extension, on the Consent Date and on the Existing Commitment Termination Date;

                  (ii) each of the representations and warranties made by the Borrower in Article III shall be true and complete on and as of each of the date of the notice requesting such extension, the Consent Date and the Existing Commitment Termination Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and



                            364-Day Credit Agreement

                  (iii) each Non-extending Lender shall have been paid in full by the Borrower all amounts owing to such Lender hereunder on or before the Existing Commitment Termination Date,

and the Administrative Agent shall have received a certification to such effect from a Financial Officer of the Borrower.

                  Even if the Existing Commitment Termination Date is extended as aforesaid, the Commitment of each Non-extending Lender shall terminate on the Existing Commitment Termination Date.

                       SECTION 2.11. PREPAYMENT OF LOANS.

                  (a) Right to Prepay Borrowings. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section (provided, however, that any partial prepayment shall be in an amount of at least $5,000,000 or a larger multiple of $1,000,000 and, provided further that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof).

                  (b) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Syndicated Eurodollar Borrowing or of a Competitive Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by
Section 2.13 and shall be made in the manner specified in Section 2.09(c).

                               SECTION 2.12. FEES.

                  (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a facility fee, which shall accrue at the Applicable Rate on the amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the later of the date such Commitment terminates and the date such Lender's Loans shall have been paid in full; provided that, if such Lender continues to have any Loans outstanding after its Commitment terminates (including by reason of a conversion of such Lender's Loans into Term Loans pursuant to Section 2.09(b)), then such facility fee shall continue to accrue on the amount of such Lender's Loans from and including the date on which its Commitment terminates to but excluding the date on which such Lender's Loans shall have been paid in full. Accrued facility fees shall be payable on each Quarterly Date and on the later of the date the Commitments terminate and the date upon which the Loans of all of the Lenders shall have been paid in full, provided that, if any principal of any Term Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, facility fee in respect of such principal shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).



                            364-Day Credit Agreement

                  (b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

                  (c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

                             SECTION 2.13. INTEREST.

                  (a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

                  (b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Syndicated Eurodollar Borrowing, the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate, or (ii) in the case of a Competitive Eurodollar Borrowing, the LIBO Rate for the Interest Period for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

                  (c) Fixed Rate Loans. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

                  (d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

                  (e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Syndicated Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

                  (f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. ALTERNATE RATE OF INTEREST. If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest





                            364-Day Credit Agreement
         error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in the case of a Syndicated Eurodollar Borrowing) or the LIBO Rate (in the case of a Competitive Eurodollar Borrowing) for such Interest Period; or

                  (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Competitive Eurodollar Borrowing, any Lender that is required to make a Loan included in such Borrowing) that the Adjusted LIBO Rate (in the case of a Syndicated Eurodollar Borrowing) or the LIBO Rate (in the case of a Competitive Eurodollar Borrowing) for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Syndicated Eurodollar Borrowing shall be ineffective and such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing, (ii) if any Borrowing Request requests a Syndicated Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Competitive Eurodollar Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Competitive Eurodollar Borrowings may be made to Lenders that are not affected thereby.

                         SECTION 2.15. INCREASED COSTS.

                  (a) Increased Costs Generally.  If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

                  (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

                  (b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

                  (c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b)




                            364-Day Credit Agreement
of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                  (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

                  (e) Competitive Loans. Notwithstanding the foregoing provisions of this Section 2.15, a Lender shall not be entitled to compensation pursuant to this Section 2.15 in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16. BREAK FUNDING PAYMENTS. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default),
(b) the conversion of any Syndicated Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance herewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment as a result of a request by the Borrower pursuant to
Section 2.19 of any Syndicated Eurodollar Loan other than on the last day of an Interest Period therefor or of any Competitive Loan, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate (in the case of a Syndicated Eurodollar Loan) or the LIBO Rate (in the case of a Competitive Eurodollar Loan) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                              SECTION 2.17. TAXES.

                  (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the




                            364-Day Credit Agreement


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                                     - 51 -



relevant Governmental Authority in accordance with applicable law.

                  (b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

                  (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

   SECTION 2.18. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS.

                  (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

                  (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.



                            364-Day Credit Agreement

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                                     - 52 -


                  (c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing shall be made from the Lenders, each payment of facility fee under Section 2.12 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.08 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Syndicated Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Syndicated Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Syndicated Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans held by them; and
(iv) each payment of interest on Syndicated Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

                  (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                  (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

                  (f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to
Section 2.06(b) or 2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19. MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

                  (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental





                            364-Day Credit Agreement


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                                     - 53 -




Authority for account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and
(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.


ARTICLE                                                                     III
--------------------------------------------------------------------------------

REPRESENTATIONS AND WARRANTIES
------------------------------

                  The Borrower represents and warrants to the Lenders that:

SECTION 3.01. ORGANIZATION; POWERS. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. AUTHORIZATION; ENFORCEABILITY. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. GOVERNMENTAL APPROVALS; NO CONFLICTS. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except






                            364-Day Credit Agreement


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                                     - 54 -




such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

         SECTION 3.04. FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE.

                  (a) Financial Condition. The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders' equity and cash flows as of and for the fiscal year ended December 31, 1998, reported on by KPMG Peat Marwick LLP, independent public accountants and (ii) its consolidated balance sheet and statements of income, stockholders' equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 1999, certified by the chief financial officer of the Borrower. Such financial statements present fairly, in all material respects, the actual or pro forma, as the case may be, financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph. None of the Borrower nor any of its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet as at June 30, 1999.

                  (b) No Material Adverse Change. Since June 30, 1999, there has been no material adverse change in the business, assets, properties, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

                  (c) Year 2000 Issues. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the computer systems of the Borrower and its Subsidiaries and (ii) equipment containing embedded microchips (including systems and equipment maintained by others with which the systems of the Borrower and its Subsidiaries interface) and the testing of all such systems and equipment, as so reprogrammed, has been completed in all material respects. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including reprogramming errors and the failure of others' systems or equipment) will not result in a Material Adverse Effect.

                            SECTION 3.05. PROPERTIES.

                  (a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to their businesses, taken as a whole, subject only to Liens permitted by Section 6.01 and except for minor defects in title that do not interfere with its ability to conduct such businesses as currently conducted or to utilize such properties for their intended purposes.

                  (b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to their businesses, taken as a whole, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.


                            364-Day Credit Agreement

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                                     - 55 -


               SECTION 3.06. LITIGATION AND ENVIRONMENTAL MATTERS.

                  (a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

                  (b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

                  (c) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. COMPLIANCE WITH LAWS AND AGREEMENTS. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. INVESTMENT AND HOLDING COMPANY STATUS. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. TAXES. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. DISCLOSURE. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such



                            364-Day Credit Agreement


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                                     - 56 -






information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. USE OF CREDIT. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and after applying the proceeds of any Loan hereunder, not more than 25% of the fair market value of the assets of the Borrower and its Subsidiaries consists of Margin Stock.

                  SECTION 3.13. MATERIAL AGREEMENTS AND LIENS.

                  (a) Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule II.

                  (b) Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000 and covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule II.

SECTION 3.14. SUBSIDIARIES. Set forth in Schedule V is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and
(iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule V, on the date hereof, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule V, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.


ARTICLE                                                                      IV
-------------------------------------------------------------------------------

CONDITIONS
----------

SECTION 4.01. EFFECTIVE DATE. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

                  (a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) Opinion of Counsel to the Borrower. A favorable written opinion (addressed to the





                            364-Day Credit Agreement

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                                     - 57 -





         Administrative Agent and the Lenders and dated the Effective Date) of Hughes & Luce, counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

                  (c) Opinion of Special New York Counsel to Chase. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to Chase, substantially in the form of Exhibit C (and Chase hereby instructs such counsel to deliver such opinion to the Lenders).

                  (d) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                  (e) Officer's Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming (i) compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02, (ii) that the Leverage Ratio does not exceed 3.00 to 1 and (iii) that the Interest Coverage Ratio is not less than 2.75 to 1.

                  (f) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to Chase may reasonably request.

                  The obligation of any Lender to make its initial Loan hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to Chase, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

                  The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to 3:00 p.m., New York City time, on November 15, 1999 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. EACH CREDIT EVENT. The obligation of each Lender to make any Loan is subject to the satisfaction of the following conditions:

                  (a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loan; and

                  (b) at the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.



                            364-Day Credit Agreement

ARTICLE                                                                       V
--------------------------------------------------------------------------------

AFFIRMATIVE COVENANTS
---------------------

                  Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower will furnish to the Administrative Agent and each Lender:

                  (a) within 100 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG Peat Marwick LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                  (b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of the prior fiscal year) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.05 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (d) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

                  (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and



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
                                     - 59 -


                  (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. NOTICES OF MATERIAL EVENTS. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                  (a) the occurrence of any Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that could reasonably be expected to result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

                  (d) the assertion of any environmental matter by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect; and

                  (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. EXISTENCE; CONDUCT OF BUSINESS. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

SECTION 5.04. PAYMENT OF OBLIGATIONS. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. MAINTENANCE OF PROPERTIES; INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.



                            364-Day Credit Agreement

SECTION 5.06. BOOKS AND RECORDS; INSPECTION RIGHTS. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. COMPLIANCE WITH LAWS. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including, but not limited to, Environmental Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.


ARTICLE                                                                      VI
--------------------------------------------------------------------------------

NEGATIVE COVENANTS
------------------

                  Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. LIENS. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (a) Permitted Encumbrances;

                  (b) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Part B of Schedule II (or, to the extent not meeting the minimum thresholds for required listing on Schedule II pursuant to Section 3.13, in an aggregate amount not exceeding $10,000,000); provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

                  (d) Liens on assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets, (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary




                            364-Day Credit Agreement
         and (iv) the aggregate principal amount of Indebtedness secured by all such security interests under this paragraph (d) shall not exceed $50,000,000.

                       SECTION 6.02. FUNDAMENTAL CHANGES.

                  (a) Mergers, Consolidations, Disposal of Assets, Etc. The Borrower will not, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or any of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), if the effect of any such sale of assets or stock or merger or consolidation would be to sell, transfer, lease or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole) or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

                  (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;

                  (ii) any Person may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary;

                  (iii) the Borrower may merge into or consolidate with any other Person in a transaction in which such Person is the surviving entity so long as (x) such Person assumes all of the obligations of the Borrower under this Agreement by an instrument in form and substance reasonably satisfactory to the Administrative Agent and (y) such Person delivers such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 on the Effective Date or as the Administrative Agent shall have reasonably requested;

                  (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary; and

                   (v) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that if any such merger shall be between a Subsidiary and a wholly owned Subsidiary, then the wholly owned Subsidiary shall be the continuing or surviving corporation.

                  (b) Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.03. SALE AND LEASEBACKS. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, become or thereafter remain liable as lessee or as guarantor or other surety with respect to the lessee's obligations under any lease, whether an operating lease or a capital lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (a) which the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (b) which the Borrower or any such Subsidiary intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or any such Subsidiary to any Person in connection with such lease, if in the case of clause (a) or (b) above, such sale and such lease are part of the same transaction or a series of related transactions or are with the same other Person; provided that the Borrower or any Subsidiary may enter into any such transaction so long as the sale price of all such transactions does not exceed $20,000,000 in the aggregate during the term of this Agreement.

                            364-Day Credit Agreement

SECTION 6.04. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, sell lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) loans to employees of the Borrower or any Subsidiary for relocation expenses or other purposes; provided that the aggregate outstanding principal amount of the loans permitted under this clause (c) shall not exceed $3,000,000 at any one time. .

                   SECTION 6.05. CERTAIN FINANCIAL COVENANTS.

                  (a) Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 3.00 to 1 at any time during the term of this Agreement.

                  (b) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than 2.75 to 1 at any time during the term of this Agreement.

ARTICLE                                                                     VII
--------------------------------------------------------------------------------

EVENTS OF DEFAULT
-----------------

                  If any of the following events ("Events of Default") shall occur:

                  (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) the Borrower shall fail to pay any interest on any Loan or any fee payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days; or the Borrower shall fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of thirty or more days;

                  (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

                  (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or 5.03 (with respect to the Borrower's existence) or in Article VI;

                  (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent at the direction of any Lender to the Borrower;


                            364-Day Credit Agreement

                  (f) the Borrower or any of its Material Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether at stated maturity or on acceleration);

                  (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but without any further lapse of time) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (i) the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (j) the Borrower or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Material Subsidiaries to enforce any such judgment;

                  (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

                  (m) there shall have been asserted against the Borrower or any of its Subsidiaries any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries that, in the judgment of the Required Lenders, are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to




                            364-Day Credit Agreement
         have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor); or

                  (n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.


ARTICLE                                                                    VIII
--------------------------------------------------------------------------------

THE ADMINISTRATIVE AGENT
------------------------

                  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other






                            364-Day Credit Agreement
document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                  The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent's resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                            364-Day Credit Agreement

ARTICLE                                                                      IX
--------------------------------------------------------------------------------

MISCELLANEOUS
-------------

SECTION 9.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Borrower, to it at Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, TX 78216, Attention of Donald R. Crews (Telecopy No. (210) 829-9139);

                  (b) if to the Administrative Agent, to The Chase Manhattan Bank, 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Christopher Riggio, Loan and Agency Services Group (Telecopy No. (212) 552-5700), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Bruce Langenkamp (Telecopy No. (212) 270-1264); and

                  (c) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                       SECTION 9.02. WAIVERS; AMENDMENTS.

                  (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

                  (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,
(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the provisions of Section 2.17(d), without the written consent of each Lender, or (v) change any of the provisions of this Section or the percentage in the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to







                            364-Day Credit Agreement
waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

                  Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Commitments of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

                SECTION 9.03. EXPENSES; INDEMNITY; DAMAGE WAIVER.

                  (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

                  (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

                  (c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.



                            364-Day Credit Agreement

                  (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

                  (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

                      SECTION 9.04. SUCCESSORS AND ASSIGNS.

                  (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a domestic Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                  (c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the





                            364-Day Credit Agreement

Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (e) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

                  (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

                  (g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

                  (h) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05. SURVIVAL. All covenants, agreements, representations and warranties made by the





                            364-Day Credit Agreement

Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                 SECTION 9.09. GOVERNING LAW; JURISDICTION; ETC.

                  (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  (b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all




                            364-Day Credit Agreement
claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

                  (c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 9.12. TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

                  (a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

                  (b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory





                            364-Day Credit Agreement
authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, "Information" means all information received from the Borrower relating to the Borrower, its Subsidiaries or their Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                            364-Day Credit Agreement

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        HARTE-HANKS, INC.


                                        By
                                          -----------------------------------
                                           Name:
                                           Title:




                            364-Day Credit Agreement

                                     LENDERS

                                     THE CHASE MANHATTAN BANK,
                                       individually and as Administrative Agent


                                     By
                                      -----------------------------------
                                       Name:
                                       Title:


                                     BANK OF AMERICA, N.A.


                                     By
                                      -----------------------------------
                                       Name:
                                       Title:


                                     BANK OF MONTREAL


                                     By
                                      -----------------------------------
                                       Name:
                                       Title:


                                     THE BANK OF NEW YORK


                                     By
                                      -----------------------------------
                                       Name:
                                       Title:


                            364-Day Credit Agreement

                                        BANK ONE, TEXAS, N.A.


                                        By
                                         -----------------------------------
                                          Name:
                                          Title:


                                        MELLON BANK, N.A.


                                        By
                                         -----------------------------------
                                          Name:
                                          Title:


                                        WELLS FARGO BANK, N.A.


                                        By
                                         -----------------------------------
                                          Name:
                                          Title:

                            364-Day Credit Agreement

                                        WESTDEUTSCHE LANDESBANK GIROZENTRALE
                                         NEW YORK BRANCH


                                        By
                                         -----------------------------------
                                          Name:
                                          Title:

                                        By
                                         -----------------------------------
                                          Name:
                                          Title:


                                        BANK OF TOKYO-MITSUBISHI, LTD.


                                        By
                                         -----------------------------------
                                          Name:
                                          Title:



                            364-Day Credit Agreement

                                                                      SCHEDULE I

                                   Commitments



Name of Lender                                                    Commitment ($)
--------------                                                    ---------------

The Chase Manhattan Bank                                           14,750,000.00

Bank of America, N.A                                               14,750,000.00

Bank of Montreal                                                   10,500,000.00

The Bank of New York                                               10,500,000.00

Bank One, Texas, N.A                                               10,500,000.00

Mellon Bank, N.A                                                   10,500,000.00

Wells Fargo Bank, N.A                                              10,500,000.00

Westdeutsche Landesbank Girozentrale New York Branch               10,500,000.00

Bank Of Tokyo-Mitsubishi, Ltd.                                      7,500,000.00
                                                                  --------------
Total                                                             100,000,000.00



                     Schedule I to 364-Day Credit Agreement

                                                                     SCHEDULE II

                          Material Agreements and Liens





Part A - Material Agreements

None.








Part B - Liens

None.


                     Schedule II to 364-Day Credit Agreement

                                                                    SCHEDULE III

                                   Litigation


                                      None.








                    Schedule III to 364-Day Credit Agreement

                                                                     SCHEDULE IV

                              Environmental Matters


                                      None.



                     Schedule IV to 364-Day Credit Agreement

                                                                      SCHEDULE V

                                  Subsidiaries

                        SUBSIDIARIES OF HARTE-HANKS, INC.



                                                                       Jurisdiction of
Name of Entity                                                          Organization                     % Owned
--------------                                                         ---------------                   -------

DiMark, Inc.                                                            New Jersey                       100%
DiMark Marketing, Inc.                                                  Pennsylvania                     100%(1)
Direct Market Concepts, Inc.                                            Florida                          100%
Direct Marketing Associates, Inc.                                       Maryland                         100%
DMK, Inc.                                                               Delaware                         100%(2)
The Flyer Publishing Corporation                                        Florida                          100%
Harte-Hanks Data Technologies, Inc.                                     Massachusetts                    100%
Harte-Hanks Delaware, Inc.                                              Delaware                         100%
Harte-Hanks Direct, Inc.                                                Delaware                         100%
Harte-Hanks Direct Marketing/Baltimore, Inc.                            Maryland                         100%
Harte-Hanks Direct Marketing/Cincinnati, Inc.                           Ohio                             100%
Harte-Hanks Direct Marketing/Dallas, Inc.                               Delaware                         100%
Harte-Hanks Direct Marketing/Fullerton, Inc.                            California                       100%
Harte-Hanks Direct Marketing/Kansas City, Inc.                          Missouri                         100%
Harte-Hanks do Brazil Consultoria e Servicos Ltda.                      Brazil                           100%(3)
Harte-Hanks Limited                                                     England                          100%(3)
Harte-Hanks Market Intelligence, Inc.                                   California                       100%
Harte-Hanks Market Intelligence Espana, LLC                             Colorado                         100%
Harte-Hanks Market Intelligence Europe                                  Netherlands                      100%
Harte-Hanks Market Intelligence GmbH                                    Germany                          100%
Harte-Hanks Market Intelligence Limited                                 Ireland                          100%
Harte-Hanks Market Intelligence Limited                                 UK                               100%
Harte-Hanks Market Intelligence SAS                                     France                           100%
Harte-Hanks Market Research, Inc.                                       New Jersey                       100%
Harte-Hanks Partnership, Ltd.                                           Texas                            100%(6)
Harte-Hanks Pty. Limited                                                Australia                        100%(3)
Harte-Hanks Response Management/Austin, Inc.                            Delaware                         100%
Harte-Hanks Response Management/Boston, Inc.                            Massachusetts                    100%
Harte-Hanks Response Management Call Centers, Inc.                      Delaware                         100%
Harte-Hanks Response Management Europe                                  Belgium                          100%
Harte-Hanks Shoppers, Inc.                                              California                       100%
Harte-Hanks Stock Plan, Inc.                                            Delaware                         100%
H&R Communications, Inc.                                                New Jersey                       100%(2)
HTS, Inc.                                                               Connecticut                      100%
Information for Marketing Limited (shell corporation)                   England                          100%(5)
Mars Graphic Services, Inc.                                             New Jersey                       100%(4)
NSO, Inc.                                                               Ohio                             100%
Printing Management Services, Inc.                                      Delaware                         100%
PRO Direct Response Corp.                                               New Jersey                       100%(2)
Southern Comprint Co.                                                   California                       100%
Spectral Resources, Inc.                                                New York                         100%







                     Schedule V to 364-Day Credit Agreement

(1) Owned by Mars Graphic Services, Inc.
(2) Owned by DiMark Marketing, Inc.
(3) Owned by Harte-Hanks Data Technologies, Inc.
(4) Owned by DiMark, Inc.
(5) Owned by Harte-Hanks Limited
(6) 99.5% Owned by Harte-Hanks Delaware, Inc.
      .5% Owned by Harte-Hanks, Inc.















                     Schedule V to 364-Day Credit Agreement

                                                                       EXHIBIT A


                       [Form of Assignment and Acceptance]

                            ASSIGNMENT AND ACCEPTANCE

                  Reference is made to the 364-Day Credit Agreement dated as of November 4, 1999 (as amended and in effect on the date hereof, the "364-Day Credit Agreement"), between Harte-Hanks, Inc., the Lenders named therein and The Chase Manhattan Bank, as Administrative Agent for the Lenders. Terms defined in the 364-Day Credit Agreement are used herein with the same meanings.

                  The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the 364-Day Credit Agreement, including the interests set forth below in the Commitment of the Assignor on the Assignment Date and Competitive Loans and Syndicated Loans owing to the Assignor which are outstanding on the Assignment Date, together with unpaid interest accrued on the assigned Loans to the Assignment Date, and the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor. The Assignee hereby acknowledges receipt of a copy of the 364-Day Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the 364-Day Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the 364-Day Credit Agreement.

                  This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the 364-Day Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the 364-Day Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the 364-Day Credit Agreement.

                  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.



                            Assignment and Acceptance

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
("Assignment Date"):


                                                                                     Percentage Assigned of
                                                                                     Facility/Commitment
                                                                                     (set forth, to at
                                              Principal Amount                       least 8 decimals, as a
                                              Assigned (and                          percentage of the
                                              identifying                            Facility and the
                                              information as to                      aggregate Commitments
                                              individual                             of all Lenders
Facility                                      Competitive Loans)                     thereunder)
--------                                      ------------------                     -----------------------
Commitment Assigned:                          $                                      %

Syndicated Loans:

Competitive Loans:

Fees Assigned (if any):

The terms set forth above and below are hereby agreed to:


                                 [NAME OF ASSIGNOR], as Assignor
                                 ------------------

                                 By:
                                    -------------------------------------------
                                      Name:
                                      Title:

                                 [NAME OF ASSIGNEE], as Assignee
                                 ------------------

                                 By:
                                    -------------------------------------------
                                      Name:
                                      Title:


                            Assignment and Acceptance

The undersigned hereby consent to the within assignment:


HARTE-HANKS, INC.


By:
   ----------------------------------
   Name:
   Title:


THE CHASE MANHATTAN BANK,
  as Administrative Agent


By:
   ---------------------------------
   Name:
   Title:

                                                                       EXHIBIT B


                  [Form of Opinion of Counsel to the Borrower]




                                November 4, 1999



The Chase Manhattan Bank, as Administrative Agent, and the Lenders party to the 364-Day Credit Agreement referred to below
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

         We have acted as special counsel to Harte-Hanks, Inc., a Delaware corporation ("Borrower"), in connection with the 364-Day Credit Agreement, dated as of November 4, 1999 (the "364-Day Agreement") among Borrower, The Chase Manhattan Bank, as Administrative Agent and the Lenders party thereto. Capitalized terms not defined herein are used as defined in the 364-Day Agreement. This opinion is being delivered pursuant to Section 4.01(b) of the 364-Day Agreement.

         For purposes of this opinion, we have reviewed the 364-Day Agreement. We have also reviewed and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of corporate documents and records of Borrower and certificates of public officials and other documents, certificates, instruments and agreements as in our judgment are necessary to enable us to deliver this opinion letter. As to questions of fact material to the opinions, we have relied upon information received from officers of Borrower without independent verification.

         In rendering our opinions, we have assumed:

         (a) the genuineness and authenticity of all signatures to all documents submitted to us as originals (other than Borrower's signatures);

         (b) the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies;

         (c) the correctness and accuracy of all facts set forth in all certificates and documents delivered to us in connection with this opinion;

         (d) the 364-Day Agreement is enforceable against all parties thereto (except as otherwise expressly stated with respect to the Borrower in Paragraph 4 of the opinions below); and

         (e) there are no agreements or understandings among the parties that would define, supplement or qualify the terms of the 364-Day Agreement.

         Based upon and subject to the foregoing and subject also to the assumptions and qualifications set forth





                       Opinion of Counsel to the Borrower
below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

         1. Borrower is a validly existing corporation in good standing under the laws of the State of Delaware. Borrower has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         2.       The Transactions are within the corporate powers of Borrower.

         3. The Transactions have been duly authorized by all necessary corporate action on the part of Borrower.

         4. The 364-Day Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

         5. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate the charter or by-laws of the Borrower or, to our knowledge, any applicable law or regulation or any order of any Governmental Authority,
                  (c) to our knowledge, will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person and (d) to our knowledge, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

         6. To our knowledge, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than Disclosed Matters) or (b) that involve the 364-Day Agreement or the Transactions.

         7. The Borrower is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         The foregoing opinions are subject to the following qualifications and exceptions:

         (a) The foregoing opinions are limited to the Federal laws of the United States of America, the General Corporation Law of the State of Delaware and Texas law. To the extent the matters herein are governed by the laws of the State of New York, we have assumed such laws are the same as the laws of the State of Texas.



                       Opinion of Counsel to the Borrower

         (b) The qualification of any opinion or statement herein by the use of the words "to our knowledge," "known to us" or words of similar import means that during the course of our representation as described herein, no information has come to the attention of the attorneys in this firm directly involved in the transactions described herein which gave such attorneys actual knowledge contrary to the position stated.

         (c) In rendering the opinion set forth in Paragraph 5 hereof, we have reviewed only those statutes and regulations that a lawyer in the State of Texas exercising customary professional diligence would reasonably recognize as being directly applicable to Borrower and the transactions contemplated by the 364-Day Agreement.

         (d) We express no opinion with respect to any provision contained in the 364-Day Agreement prohibiting oral amendments to or waivers of provisions of such documents or limiting the effect of a course of dealing between the parties thereto.

         (e) This opinion letter is limited to the matters stated herein as of the date hereof and is limited to present statutes, rules, laws and regulations and to the facts as they currently exist. We assume no obligation to update this opinion letter or to advise you of any changes in our opinions in the event of changes in applicable law or facts becoming effective or occurring after the date hereof or if additional newly discovered information is brought to our attention after the date hereof.

         (f)      We express no opinion as to usury laws.

         (g) The opinions set forth in Paragraph 4 of this opinion letter to the extent covering Texas law, are also subject to the effect of generally applicable rules of Texas law that:

                  (i) provide forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

                  (ii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

                  (iii) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or
                           (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

                  (iv)     impose limitations on attorneys' or trustees' fees;

                  (v) limit or affect the enforceability of provisions for late charges, prepayment charges, or yield maintenance charges, acceleration of future amounts due (other than principal) without appropriate discount to present value, liquidated damages, and "penalties";



                       Opinion of Counsel to the Borrower

                  (vi) limit or affect the enforceability of provisions that provide for the acceleration of indebtedness upon any transfer or change in the control, ownership, or management of any party; and

                  (vii) limit or affect the enforcement of provisions of a contract that purport to require waiver of jury trial.

         This opinion letter is delivered to you solely for your benefit in connection with the 364-Day Agreement. This opinion letter may not be relied on by you for any other purpose, nor may it be furnished to, used by, circulated to, quoted to or referred to by, any other person for any purpose without our prior express written consent.


                                Very truly yours,




                       Opinion of Counsel to the Borrower

                                                                       EXHIBIT C



             [Form of Opinion of Special New York Counsel to Chase]



                                                               November __, 1999

To the Lenders party to the 364-Day Credit Agreement referred to below and The Chase Manhattan Bank, as Administrative
Agent


Ladies and Gentlemen:

                  We have acted as special New York counsel to The Chase Manhattan Bank ("Chase") in connection with the 364-Day Credit Agreement (the "364-Day Credit Agreement") dated as of November 4, 1999, between Harte-Hanks, Inc. (the "Borrower"), the lenders party thereto and Chase, as Administrative Agent, providing for loans to be made by said lenders to the Borrower in an aggregate principal amount not exceeding $100,000,000. Terms defined in the 364-Day Credit Agreement are used herein as defined therein. This opinion letter is being delivered pursuant to Section 4.01(c) of the 364-Day Credit Agreement.

                  In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

                  (a) the 364-Day Credit Agreement; and

                  (b) such records of the Borrower and such other documents as we have deemed necessary as a basis for the opinions expressed below.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon certificates of governmental officials and appropriate representatives of the Borrower and upon representations made in or pursuant to the 364-Day Credit Agreement.

                  In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

                  (i) such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions expressed below as to the Borrower) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

                  (ii) all signatories to such documents have been duly authorized; and

                  (iii) all of the parties to such documents are duly organized and validly existing and have the




                       Opinion of Counsel to the Borrower
         power and authority (corporate or other) to execute, deliver and perform such documents.

                  Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the 364-Day Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the 364-Day Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

                  The foregoing opinions are subject to the following comments and qualifications:

                  (A) The enforceability of Section 9.03 of the 364-Day Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

                  (B) The enforceability of provisions in the 364-Day Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

                  (C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) the last sentence of Section 2.18(d) of the 364-Day Credit Agreement and (iii) the first sentence of Section 9.09(b) of the 364-Day Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the 364-Day Credit Agreement.

                  The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

                  At the request of our client, this opinion letter is, pursuant to Section 4.01(c) of the 364-Day Credit Agreement, provided to you by us in our capacity as special New York counsel to Chase and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the 364-Day Credit Agreement without, in each instance, our prior written consent.

                                                     Very truly yours,


RJW/WFC